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SUBSIDIARIES OF THE COMPANY                                           EXHIBIT 21


Werner Co., a Pennsylvania corporation
WIP Technologies, Inc., a Delaware corporation
Wentworth Institutional Realty, Inc., a Delaware corporation
Werner Funding Corporation, a Delaware corporation
Werner Ladder Inc., a Delaware corporation